Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of El Paso Pipeline Partners, L.P. and El Paso Pipeline Partners Operating Company, L.L.C. for the registration of common units and debt securities and to the incorporation by reference therein of the following reports:

i)	Our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule of El Paso Pipeline Partners, L.P. and the effectiveness of internal control over financial reporting of El Paso Pipeline Partners, L.P., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission,

ii)	Our report dated February 26, 2010, with respect to the consolidated financial statements and schedule of Southern Natural Gas Company included in El Paso Pipeline Partners, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission, and

iii)	Our report dated January 8, 2010, with respect to the consolidated financial statements of El Paso Pipeline Partners, L.P., included in its Current Report (Form 8-K) dated January 8, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
March 25, 2010